Exhibit 99.1- Press Release

ESTEEM WIRELESS MODEMS

PRESS RELEASE

ELECTRONIC SYSTEMS TECHNOLOGY INC. ANNOUNCES
1st QUARTER 2012 FINANCIAL INFORMATION

KENNEWICK, WASHINGTON --- May 15, 2012 --- Electronic Systems Technology, Inc. (EST) (OTCQB: ELST), dba ESTeem Wireless Modems, the manufacturer of the ESTeem product line of wireless modems, today announced sales and results of operations for the three month period ending March 31, 2012.

EST reported sales for the first quarter 2012 of $492,807 compared to $533,220 for the same quarter in 2011.  Gross revenues for the first quarter of 2012 decreased to $494,535, compared with gross revenues of $540,101 in the first quarter of 2011.  The Company recorded a net loss for the first quarter of 2012 of $(24,393) or $(0.00) per share, compared with net income of $489 or $0.00 per share for the first quarter of 2011.

Selected Statement of Operations Information Summary (Unaudited)
	Three Months Ended
	March 31 2012	March 31 2011
Sales	$ 492,807	$ 533,220
Other Revenues	1,728	6,881
Gross Revenues	$ 494,535	$ 540,101
Net income (loss) before tax	(34,924)	8,289
Net Income (loss)	(24,393)	489
Weighted average common shares outstanding	5,158,667	5,158,667
Basic Earnings (Loss)per Share	$ (0.00)	$ 0.00
Diluted Earnings (Loss) per Share	(0.00)	0.00

Selected Balance Sheet Information (Unaudited)
	March 31 2012	December 31 2011
Cash and cash equivalents	$ 772,344	$ 1,227,490
Total current assets	2,881,748	2,913,327
Property & equipment (net)	50,532	54,358
Total assets	2,988,755	3,023,360
Total current liabilities	89,838	100,114
Long-term debt	-0-	-0-
Stockholders' equity	2,891,617	2,915,446

Contact Jon Correio at Electronic Systems Technology, Inc. for additional information.

(EST) ELECTRONIC SYSTEMS TECHNOLOGY - 509-735-9092 (O)
415 N. QUAY ST. - KENNEWICK, WA 99336 - 509-783-5475 (FAX)
WWW.ESTEEM.COM